Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vontier Corporation for the registration of common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, stock purchase contracts and warrants and to the incorporation by reference therein of our report dated February 25, 2021, with respect to the consolidated and combined financial statements of Vontier Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina October 1, 2021